Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 26, 2021, with respect to the consolidated financial statements included in the Annual Report of Avita Medical, Inc. on Form 10-K for the year ended June 30, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Avita Medical, Inc. on Form S-3 (File No. 333-249419) and on Forms S-8 (File No. 333-248446 and File No. 333-250924).

/s/ GRANT THORNTON LLP

Los Angeles, California
August 26, 2021